Exhibit 10.2

TRANSITION EMPLOYMENT AGREEMENT

This TRANSITION EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective at 12:01 a.m. PST on January 1, 2013 (the “Effective Date”), by and between JAMES F. VERHEY (“Employee”) and BUSINESS STAFFING, INC, a Delaware corporation (“BSI” or the “Company”) (sometimes collectively referred to herein as the “Parties”).

RECITALS

A. Employee is currently employed by BSI pursuant to that certain Employment Agreement dated effective January 1, 2007, which agreement was amended by that First Amendment to the Employment Agreement of Employee dated November 4, 2009, as further amended by that Second Amendment to the Employment Agreement of Employee dated May 11, 2011 (collectively, the “Original Employment Agreement”).

B. Under the terms of the Original Employment Agreement, Employee, as a leased employee of BSI, serves as the Executive Vice President-Finance and Chief Financial Officer of Kaiser Ventures LLC (“Kaiser”).

C. Kaiser has been rehabilitating, developing and selling its assets over a number of years. Kaiser sold its ownership interest in a material operating asset in April 2012 and Kaiser’s last remaining material asset, other than cash and securities, involves the ownership of subsidiaries that own or control property at Eagle Mountain, California and at Lake Tamarisk, California (collectively the “Eagle Mountain Assets”).

D. Kaiser’s Board of Managers is considering and anticipates soon approving a Plan of Dissolution and Complete Liquidation of Kaiser (“Plan of Dissolution”) and a Second Amended and Restated Members Operating Agreement (“New Operating Agreement”) for Kaiser. The Plan of Dissolution and New Operating Agreement would be submitted to the members for consideration and approval at a members’ meeting to be held in early 2013.

E. Given the reduction of Kaiser’s assets in 2012, the anticipated Plan of Dissolution and the contemplated New Operating Agreement, and in recognition of the need by Kaiser for Employee’s continuing availability and services, the Parties desire to terminate the Original Employment Agreement and to enter into this Agreement. Accordingly, this Agreement provides, among other things, that Employee shall continue as an employee of BSI until April 30, 2013, unless sooner terminated or extended as provided herein. In addition, this Agreement reflects a reduction in the compensation and the benefits payable to Employee.

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. EMPLOYMENT, POSITIONS AND DUTIES. BSI hereby employs Employee upon the terms and conditions set forth in this Agreement. Employee acknowledges and agrees that he will be a leased employee to Kaiser. Employee’s positions with Kaiser as a leased employee shall continue to be Executive Vice President-Finance and Chief Financial Officer. In such capacities, Employee shall have the responsibilities and duties normally incident to such positions, including, but not limited to, those duties and responsibilities set forth in SCHEDULE “A” attached hereto and incorporated herein by this reference and such other duties and responsibilities as may be reasonably assigned to him from time-to-time by BSI or Kaiser’s Board of Managers. Employee agrees to devote whatever business time and attention is necessary to the discharge of his duties and responsibilities under this Agreement. Employee shall be able to engage in other business endeavors whether as an employee or consultant to another entity or otherwise; provided, however: (i) no other endeavor of Employee will interfere with Employee’s ability to carry out his duties hereunder; and (ii) any such endeavor will shall not conflict with Employee’s duties and obligation under this Agreement or his duties as an officer and a member of the Board of Managers.

2. TERM. Employee’s employment under the terms of this Agreement shall commence on the Effective Date, and shall continue until April 30, 2013, (“Employment Term”) unless extended or sooner terminated as provided herein. Notwithstanding the forgoing, the President of the Company (or the Liquidation Manager if Kaiser’s members have approved the Plan of Dissolution) on behalf of the Company with the agreement of Employee shall have the option to extend the Employment Term on a month-to-month basis after the originally scheduled end of Employee’s Employment Term. On the Effective Date, the Original Employment Agreement will terminate and be of no further force and effect.

3. BASE SALARY. As of the Effective Date, Employee’s annual base salary shall be reduced to $160,000.

4. TERMINATION OF INCENTIVE PERFORMANCE BASED BONUS PROGRAM. Employee acknowledges and agrees that as of the Effective Date, the Executive Officer New Revenue Incentive Participation Plan in which Employee participates is terminated and that the incentive bonus that may due Employee pursuant to the Executive Officer New Revenue Incentive Participation Plan for calendar year 2012 shall be paid on or before February 28, 2013.

5. TERMINATION OF ANNUAL GRANT OF CLASS A UNITS. Under the terms of the Original Employment Agreement, BSI caused to be issued to Employee 25,000 Kaiser Class A Units on an annual basis. Employee acknowledges and agrees that beginning on the Effective Date, there shall be no annual grant of Class A Units to Employee as a part of his compensation and that the issuance of 25,000 Class A Units for the year 2012 under the Original Employment Agreement shall have been made as of December 31, 2012.

6. TERMINATION OF COLA ADJUSTMENT TO ANNUAL BASE SALARY. Under the terms of the Original Employment Agreement Employee’s annual base salary was to be automatically increased by a cost of living adjustment as provided therein. Employee acknowledges and agrees to waive the automatic cost of living adjustment to his annual base salary for 2013 and to terminate the automatic cost of living adjustment as of the Effective Date.

7. TERMINATION OF SERP CONTRIBUTION BY BSI. Employee acknowledges and agrees to the termination by BSI of any further contributions on behalf of Employee pursuant to BSI’s Supplemental Executive Retirement Plan by BSI as of the Effective Date.

8. CLASS C AND D UNITS. Employee is the holder of Class C Units of Kaiser. Employee acknowledges that the New Operating Agreement modifies the terms of the Class C and D Units and he represents to BSI that he has consented to such modifications.

9. OTHER BENEFITS.

a. INSURANCE AND OTHER BENEFITS. During the Employment Term, Employee will be entitled to participate in all benefits provided by BSI to its employees and to senior executives in accordance with and subject to BSI’s policies and procedures as they may exist from time-to-time, including, but not limited to, medical and dental insurance, life insurance, disability insurance, 401(k) savings plan, any pension or retirement plan, deferred compensation plan, education and seminar reimbursement, car allowance, and reimbursement of reasonable expenses for company business. These benefits shall be at least at the same level as provided to Employee as of the day prior to the Effective Date except that contributions to BSI’s 401(k) savings plan, money purchase plan and supplemental executive retirement plan of BSI shall be appropriately modified to reflect the current compensation of Employee. Benefits shall also include life insurance for the benefit of Employee with a face amount of not less than that in effect as of December 31, 2012, with premium paid in accordance with BSI’s policies in effect on December 31, 2012, except that BSI may self-insure if insurance is not available on a commercially reasonably basis. In addition, BSI shall only be responsible for the payment of the prorated portion of the premium for the Employment Term for the first level (first one-third) of Employee’s life insurance benefit and the third level (the last one-third) of such coverage. Employee shall be responsible for the payment of the premium for the second level (second 1/3) of coverage. Employee shall be entitled to four (4) weeks of paid vacation per year but such vacation shall be prorated on a monthly basis.

b. ADDITIONAL WELLNESS BENEFITS. In addition to the benefits described above, BSI shall reimburse Employee for all costs associated with one comprehensive physical and medical test not otherwise covered by insurance provided such comprehensive physical and tests are undertaken on or prior to March 31, 2013.

10. TERMINATION. This Agreement shall terminate upon: (i) expiration of the Employment Term including any extension thereof; (ii) Employee’s death; (iii) Employee’s permanent disability; or (iv) the mutual agreement of BSI and Employee.

a. In the event Employee is terminated for any reason, BSI shall continue to provide and pay its portion of all of Employee’s health insurance, dental insurance, vision insurance, life insurance, benefits for a period of twenty four (24) months following the date of termination.

b. All amounts due Employee shall be payable in one lump sum or as may be mutually agreed upon between Employee and BSI as may be permitted under applicable law or by the applicable plan.

c. Under the terms of the Original Employment Agreement, Employee was also to be paid two years’ of his annual base salary as severance compensation upon a termination without “cause” or upon the termination of the term of his employment. The Parties acknowledge and agree that in exchange for the Parties entering into this Agreement which reflects a change in Employee’s annual compensation and a reduction or elimination of certain compensation programs benefiting Employee (which taken together could also be considered constructive termination of Employee’s employment under the Original Employment Agreement), that the cash severance compensation provided under the Original Employment Agreement was paid on or before December 31, 2012, and that except for the benefits provided or referenced in this Agreement, no further severance shall be due Employee by BSI.

d. Upon termination of Employee’s employment pursuant to this Agreement, Employee shall execute and delivery:

(i) His resignation as an officer of Kaiser;

(ii) His resignation as an officer and as a member of the board of managers of Kaiser’s affiliates (i.e., Kaiser Eagle Mountain, LLC, Lake Tamarisk Development, LLC and Mine Reclamation, LLC); and

(iii) BSI’s standard Termination and General Release Agreement, the form of which has been previously provided to Employee.

11. DISABILITY BENEFITS. In the event of the disability of Employee for any reason, BSI shall continue to pay to Employee his salary and benefits less short-term disability payments and less long-term disability payments through the date of the Employment Term.

12. DEATH BENEFITS. In the event of Employee’s death, BSI shall pay to Employee’s personal representative or his estate, Employee’s benefits through the end of the month in which the death occurred plus the benefits that would be payable to Employee upon termination as provided in Paragraph 10 of this Agreement.

13. PAYMENTS PURSUANT TO OTHER COMPENSATION PLANS. In addition to the compensation and benefits to be paid to Employee pursuant to this Agreement, as a result of the termination of Employee’s employment with BSI, Employee (or his estate as applicable) shall be paid or continue to receive the benefit of existing and future retirement and deferred compensation plans subject to and in accordance with the terms of each respective plan. As of the date of the Effective Date of this Agreement, and due to the modifications provided in Paragraphs 4, 5, 6, 7 and 8 of this Agreement, Employee and BSI agree that the following plans will continue in effect: (i) Business Staffing, Inc. 401(k) Plan; (ii) Business Staffing, Inc. Supplemental Executive Retirement Plan; and (iii) Class C and D Units as being modified; and the (v) Executive Officer New Revenue Incentive Participation Plan through the payment of the bonus that may be due for calendar year 2012 that is to be paid on or before February 28, 2013.

14. CONFIDENTIALITY.

a. EMPLOYEE’S OBLIGATIONS. Employee agrees that (a) except as provided in this Agreement Employee shall maintain the confidential nature of any Proprietary Information received or acquired by him, and (b) Employee shall use such Proprietary Information solely for the purpose of meeting his obligations under this Agreement and not in connection with any other business or activity. “Proprietary Information” means all oral, written or recorded information about or related to BSI, Kaiser or any of their Affiliates or its or their technology, assets, liabilities, or business, whether acquired before or after the date hereof, and regardless of the manner in which it is acquired, together with any documents or other materials prepared by Employee which contain or reflect such information. After termination of employment upon demand of BSI, or Kaiser, as applicable, Employee agrees to return or destroy any and all materials containing any Proprietary Information.

b. COMPANY OBLIGATIONS. BSI agrees that it shall maintain and provide information regarding Employee in accordance with generally accepted industrial and business practices and that it will seek to require Kaiser to follow the same requirements.

c. LIMITATIONS ON CONFIDENTIAL OBLIGATIONS AND USE RESTRICTIONS. The restrictions in Paragraphs 14.a. and b. above do not apply to information which the disclosing Party can demonstrate (i) is then in the public domain by acts not attributable to such disclosing Party or (ii) is hereafter received on an unrestricted basis by such disclosing party from a third party source who, to such disclosing party’s knowledge after due inquiry, is not and was not bound by confidentiality obligations to BSI, Kaiser or any Affiliate thereof (in the case of Paragraph 14.a.) or to Employee (in the case of Paragraph 14.b.). In addition, Employee and BSI and, Kaiser or any Affiliate is permitted to disclose any Proprietary Information as necessary in the defense or prosecution of any legal action.

d. ACTIONS IF DISCLOSURE REQUIRED. If Employee is required by law to make any disclosure otherwise prohibited hereunder, such party shall use its best efforts to provide the other with prompt prior notice where possible so that (a) the other party (with the reasonable cooperation of the party required to make such disclosure) may seek an appropriate protection order or other remedy and/or (b) the Parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the party required to make such disclosure may furnish only that portion of information protection hereby which it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for all information so disclosed.

e. INJUNCTION. Each party agrees that remedies at law may be inadequate to protect against breach of this Paragraph 14, and hereby agrees to the granting of injunctive relief without proof of actual damage.

15. MISCELLANEOUS.

a. DEDUCTIONS. Applicable federal and state income taxes, social security contributions (FICA), Medicare contributions, medical insurance premiums and any other appropriate or customary deductions shall be withheld from any compensation paid to Employee by BSI.

b. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the exhibits and schedules hereto state the entire understanding and agreement between the Parties with respect to its subject matter as of the date of this Agreement, and may only be amended by a written instrument duly executed by Employee and BSI; and to the extent it directly impacts Kaiser, the written consent of Kaiser.

c. ASSIGNMENT. This Agreement and the rights and obligations of Employee may not be sold, transferred, assigned, pledged or hypothecated by Employee.

d. NON-WAIVER. Failure to insist upon strict compliance with any provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

e. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of BSI, its successors and assigns and, Employee’s heirs, successors, and legal or personal representatives.

f. HEADINGS. The headings throughout this Agreement are for convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

g. CONTEXT. Whenever required by the context, the singular shall include the plural, the plural the singular, and one gender such other gender as is appropriate.

h. NOTICES. All notices, request, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:

BUSINESS STAFFING, INC. 337 N. Vineyard Ave., 4th Floor Ontario, CA 91764 ATTENTION: General Counsel

WITH COPY TO:

KAISER VENTURES LLC 337 N. Vineyard Ave., 4th Floor Ontario, CA 91764 ATTENTION: Chairman of Human Relations Committee

JAMES F. VERHEY 4221 Big Ranch Road Napa, CA 94558

i. COSTS. In any action taken to enforce the provisions of this Agreement, the prevailing party shall be reimbursed all costs incurred in such legal action including reasonable attorney’s fees in such action.

j. SEVERABILITY. If any provision or clause of this Agreement, as applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

k. DEFINITION OF AFFILIATE, ENFORCEABILITY BY KAISER AND TERMINATION AS A LEASED EMPLOYEE. The term “Affiliate” for purposes of this Agreement shall mean any person or entity now or hereafter in control, controlled by or in common control with the Company or Kaiser, as applicable. The Parties agree that Kaiser shall be a third party beneficiary on this Agreement and shall have the right to enforce its terms. The Parties also agree that for purposes of this Agreement, that termination by Kaiser of Employee as a leased employee shall also be deemed and shall be a termination of Employee by the Company.

l. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the day and year first written above notwithstanding the actual date of signature.

“EMPLOYEE”	“BSI”
JAMES F. VERHEY	BUSINESS STAFFING, INC.

/s/ James F. Verhey	By:	/s/ Richard E. Stoddard
James F. Verhey		Richard E. Stoddard
President

CONSENT OF HUMAN RELATIONS COMMITTEE AND UNCONDITIONAL GUARANTY

OF

KAISER VENTURES LLC

TO

TRANSITION EMPLOYMENT AGREEMENT OF JAMES F. VERHEY

The Human Relations Committee of Kaiser Ventures LLC (“Kaiser”) hereby consents to the Transition Employment Agreement between Business Staffing, Inc. (the “Company”) and James F. Verhey effective at 12:01 a.m. PST on January 1, 2013 (the “Transition Employment Agreement”) and the payment of all sums that may be required of Kaiser to reimburse the Company under the terms of the Amended and Restated Administrative Services Agreement between the Company and Kaiser dated as of December 31, 2010, as it may be amended. Additionally, Kaiser Ventures LLC hereby directly and unconditionally guarantees to James F. Verhey the prompt and complete payment of all amounts and benefits due him under the terms of his Transition Employment Agreement including the payment of all sums Kaiser is required to reimburse the Company related to his employment under the terms of the Amended and Restated Administrative Services Agreement as it may be amended; provided, however, Kaiser is not guarantying the severance benefits specified in Paragraph 10.a. of this Transition Employment Agreement as Kaiser has already funded the amounts that may be due Employee pursuant to the Terms of the Amended and Restated Services Agreement.

KAISER VENTURES LLC
HUMAN RELATIONS COMMITTEE

By:	/s/ Ronald E. Bitonti
Ronald E. Bitonti, Committee Member

By:	/s/ Gerald A. Fawcett
Gerald A. Fawcett, Committee Member

KAISER VENTURES LLC

By:	/s/ Richard E. Stoddard
Richard E. Stoddard
President - CEO

SCHEDULE “A”

JAMES F. VERHEY

EXECUTIVE VICE PRESIDENT - FINANCE & CFO

This position will report to the President and Chief Executive Officer of Kaiser Ventures LLC. The positions for Kaiser Ventures LLC are to be filled by Business Staffing, Inc. through the services of James F. Verhey.

RESPONSIBILITIES:

This position has the responsibility to manage all accounting, finance, tax, and treasury functions for Kaiser and its subsidiaries; to represent Kaiser with all outside entities coming under the purview of corporate finance; to ensure all reporting requirements are met in a satisfactory and timely manner; to assist senior management in analyzing, evaluating and pursuing new business and growth opportunities; to manage Kaiser’s annual budget and capital plan processes; to manage Kaiser’s financial analysis and modeling function; to manage Kaiser’s insurance program; and to monitor all project development activities from the financial perspective. These duties include the following:

•	Assist CEO in analyzing, evaluating and pursuing business and growth opportunities.

•	Oversee investor relations program implementation, shareholder/investor communications.

•	Oversee implementation of real estate financing strategy.

•	Manage and oversee financial aspects of SEC compliance.

•	Oversee the treasury and controller functions. Oversee all audit procedures, outside auditors, and report to the Chairman of the Audit Committee.

•	Manage all aspects of the accounting function of Kaiser, employing Generally Accepted Accounting Procedures.

•	Manage Kaiser’s annual budget and capital plan processes.

•	Manage Kaiser’s financial analysis and modeling function.

•	Manage all tax planning and reporting.

•	Manage all debt and equity structuring.

•	Manage all insurance programs.

•	Manage and oversee the Kaiser Eagle Mountain, operations, insuring both smooth functioning of all administrative departments and operations.

•	Monitor all project development activities from the financial perspective.

•	Participate in major negotiations with third parties.

•	Direct and manage, in coordination with the Executive Vice President and General Counsel, the operations of Kaiser in the absence of the Chief Executive Officer.